[FORM OF OPINION OF BINGHAM MCCUTCHEN LLP]

[               ], 2013

Pioneer Independence Fund 60 State Street Boston, Massachusetts 02109

Pioneer Series Trust V 60 State Street Boston, Massachusetts 02109

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Paragraph 8.4 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of [               ], 2013, by and between Pioneer Independence Fund, a Delaware statutory trust, on behalf of Pioneer Independence Fund, the sole series thereof, and Pioneer Series Trust V, a Delaware statutory trust, on behalf of Pioneer Disciplined Growth Fund, a series thereof.  All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.  The Agreement contemplates the acquisition of all of the assets of Pioneer Disciplined Growth Fund by Pioneer Independence Fund in exchange for (a) the assumption by Pioneer Independence Fund of the liabilities of Pioneer Disciplined Growth Fund and (b) the issuance and delivery by Pioneer Independence Fund to Pioneer Disciplined Growth Fund, for distribution, in accordance with Paragraph 1.4 of the Agreement, pro rata to Disciplined Growth Fund Shareholders in exchange for their Disciplined Growth Fund Shares and in complete liquidation of Pioneer Disciplined Growth Fund, of a number of Independence Fund Shares having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of Pioneer Disciplined Growth Fund so transferred to Pioneer Independence Fund (the “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement and related documents (collectively, the “Transaction Documents”).  In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.  We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of Pioneer Independence Fund and of Pioneer Series Trust V, on behalf of Pioneer Disciplined Growth Fund, each dated as of the date hereof and

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attached hereto (the “Certificates”).  Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates.  Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), and the regulations, rulings, and interpretations thereof in force as of this date.  We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.
The transfer to Pioneer Independence Fund of all of the assets of Pioneer Disciplined Growth Fund in exchange solely for the issuance of Independence Fund Shares to Pioneer Disciplined Growth Fund and the assumption by Pioneer Independence Fund of all of the liabilities of Pioneer Disciplined Growth Fund, followed by the distribution of such Independence Fund Shares to the shareholders of Pioneer Disciplined Growth Fund in complete liquidation of Pioneer Disciplined Growth Fund will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Pioneer Independence Fund and Pioneer Disciplined Growth Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.
No gain or loss will be recognized by Pioneer Disciplined Growth Fund upon the transfer of Pioneer Disciplined Growth Fund’s assets to Pioneer Independence Fund solely in exchange for Independence Fund Shares and the assumption by Pioneer Independence Fund of all of the liabilities of Pioneer Disciplined Growth Fund, or upon the distribution of the Independence Fund Shares by Pioneer Disciplined Growth Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain that may be required to be recognized as a result of the closing of Pioneer Disciplined Growth Fund’s taxable year or upon the transfer of a Disciplined Growth Fund Asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

3.
The tax basis in the hands of Pioneer Independence Fund of each asset so transferred will be the same as the tax basis of such Disciplined Growth Fund asset in the hands of Pioneer Disciplined Growth Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the

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amount of loss), if any, recognized by Pioneer Disciplined Growth Fund upon the transfer.

4.
The holding period of each asset so transferred in the hands of Pioneer Independence Fund, other than any asset with respect to which gain or loss is required to be recognized, will include in each instance the period during which such asset was held by Pioneer Disciplined Growth Fund (except where investment activities of Pioneer Independence Fund have the effect of reducing or eliminating the holding period with respect to an asset).

5.
No gain or loss will be recognized by Pioneer Independence Fund upon receipt of the Disciplined Growth Fund assets solely in exchange for Independence Fund Shares and the assumption by Pioneer Independence Fund of the liabilities of Pioneer Disciplined Growth Fund.

6.
No gain or loss will be recognized by Disciplined Growth Fund Shareholders upon the exchange of all of their Disciplined Growth Fund Shares solely for Independence Fund Shares as part of the Transaction.

7.
The aggregate tax basis of Independence Fund Shares that each Disciplined Growth Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of the Disciplined Growth Fund Shares exchanged therefor.

8.
Each Disciplined Growth Fund Shareholder’s holding period for the Independence Fund Shares received in the Transaction will include the holding period of the Growth Fund Shares exchanged therefor, provided that the Disciplined Growth Fund Shareholder held such Disciplined Growth Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you for your use in connection with the referenced Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

BINGHAM McCUTCHEN LLP